[PEBO] - Peoples Bancorp, Inc.
Second Quarter 2016 Earnings Webcast
Tuesday, July 26, 2016, 11:00 AM Eastern

Officers

Chuck Sulerzyski, President, CEO
John Rogers, CFO, Treasurer

Analysts

Unidentified Analyst, Sandler O'Neill & Partners
Michael Perito, KBW
Kevin Fitzsimmons, Hovde Group
Scott Doherty, Boenning & Scattergood
Daniel Cardenas, Raymond James

Presentation

Operator: Good morning, and welcome to Peoples Bancorp conference call. My name is Nan, and I will be your conference facilitator today. Today's call will cover a discussion of results of operations for the quarter and 6 months ended June 30, 2016.

Please be advised that all lines have been placed on mute today to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.

These include, but are not limited to, the success, impact, and timing of the implementation of business strategies, including the successful integration of recently completed acquisitions and the expansion of consumer lending activity, the competitive nature of the financial services industry, the interest rate environment, the effect of federal and/or state banking, insurance and tax regulations, and changes in economic conditions.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these projections.

Peoples’ disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' second quarter 2016 earnings release was issued this morning and is available at PeoplesBancorp.com under the Investor Relations tab.

A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 15 minutes of prepared commentary followed by a question-and-answer period which I will facilitate. An archived webcast of this call will be available on PeoplesBancorp.com in the Investors Relation section for one year.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following the opening statements. Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski: Thank you, Nan. Good morning, and thanks for joining us for a review of our second-quarter results.

This quarter, we were able to build on the momentum of the first quarter. Typically, the first quarter of the year is our best quarter, given the inflow of insurance contingency income, which provided $0.06 of earnings per diluted share last quarter. This quarter, we executed well and were able to make up the $0.06 through continued loan growth, improved asset quality and expanded net interest margin and expenses that were well managed.

Loan growth was slightly lower than expected. However, we were successful at growing indirect and commercial and industrial loan balances at double-digit annualized rates, compared to the first quarter. Our annualized net charge-offs as a percent of average gross loans was 6 basis points for the first half of 2016, a key metric related to our improved asset quality.

For the second quarter of 2016, net income was $8 million or $0.44 per diluted share. This was flat compared with the first quarter of 2016. For the first six months of 2016, net income totaled $16 million or $0.88 per diluted share. Compared to the first half of 2015, this was over 3.5 times the reported net income of $4.2 million or $0.24 per diluted share.

Non-interest income decreased 5% from the prior quarter. This was mainly due to insurance contingency income that is typically recorded in the first quarter each year. We recorded $1.6 million of contingency income in the first quarter of 2016. Excluding the contingency income, non-interest income increased $844,000 or 7% compared to the first quarter. In the first 6 months of 2016, non-interest income grew $2 million or 8% from 2015, with increases in every category except mortgage banking income.

Non-interest expenses, excluding noncore charges, were essentially flat for the second quarter at $26.4 million and declined 5% from $27.8 million a year ago. Compared to linked quarter, professional fees increased $664,000, partially due to charges for annual trust client tax preparation, fees for outsourced services and the completion of a consultant engagement. Through the first half of 2016, non-interest expenses, excluding noncore charges, increased 3% to $52.7 million primarily due to the NB&T acquisition. Excluding the NB&T acquisition, non-interest expenses during the first 6 months of 2016 declined 3% compared to 2015.

During the second quarter, we closed one branch and we will continue to evaluate the branch network throughout the remainder of 2016 and in future years. Full-time equivalent employees also declined during the quarter to 803 from 821 at March 31 and 831 at June 30, 2015, resulting in a year-over-year decrease of 3%.

As anticipated, we generated positive operating leverage year-to-date with total revenues growth of 11%, exceeding the 3% increase in expenses, excluding noncore charges.

Loan growth for the quarter was $23.7 million or 4% annualized and compared to June 30, 2015, increased $116.8 million or 6%. Indirect lending continued its momentum from the first quarter and grew another $23.3 million or 51% annualized. Commercial and industrial loans grew $10.5 million or 11% annualized from the first quarter, while commercial real estate loans declined $19.3 million. Residential real estate loans also declined $10.6 million from the first quarter.

Compared to June 30, 2015, commercial loans have increased 5%, while non-mortgage consumer loans grew 32%, almost entirely due to the success of our indirect lending platform. Although indirect lending has provided significant loan growth recently, we do not believe we will maintain these growth rates in the future.

Our asset quality metrics continued to improve, as criticized loans declined $13.8 million and classified loans decreased $6.7 million from the linked quarter. Nonperforming assets increased slightly during the quarter, but were down $3.2 million compared to June 30, 2015. Our classified assets as a percent of tier one capital and allowance for loan losses, is at the lowest point since the beginning of the Great Recession.

Net charge-offs as a percent of average gross loans were 3 basis points for the quarter, lower than 9 basis points in the linked quarter and 11 basis points a year ago. Year-to-date, the net charge-off rate was 6 basis points compared to 7 basis points a year ago.

The allowance for loan losses, as a percent of originated loans net of deferred fees and costs, was essentially flat at 1.16% compared to 1.17% at March 31, 2016. Our allowance for loan losses increased to $17.8 million at June 30, 2016 compared to $16.8 million at year-end.

Provision for loan losses was $727,000 compared to $955,000 in the first quarter and $672,000 a year ago. For the first 6 months of 2016, we recorded $1.7 million of provision for loan losses, up from $1 million in 2015.

I will now turn the call over to John to provide additional details around net interest income and margin, non-interest income, balance sheet, and capital activities.

John Rogers: Thanks, Chuck. Net interest income grew 2% during the quarter, and 6% compared to the second quarter of 2015. Net interest margin was 3.57% for the second quarter of 2016, compared to 3.53% in the linked quarter and 3.46% a year ago. In the first 6 months of 2016, net interest income grew 13% and net interest margin was 3.55% compared to 3.46% in 2015. Net interest income and margin had benefited from higher interest income due to loan growth and a reduction of high-cost deposits and brokered CD’s that matured.

Accretion income, net of amortization expense from acquisitions, was $900,000 in the second quarter of 2016; $1 million in the first quarter; and $1.1 million in the second quarter of 2015, adding 11 basis points, 12 basis points and 15 basis points respectively to margin. On a year-to-date basis, accretion income was $1.9 million and added 11 basis points to margin in 2016 compared to $2.3 million and 17 basis points in 2015. We expect this amount to decline over time as we receive principal paydowns and accretion rates are adjusted over the life of the acquired portfolio.

Non-interest income fell to 32% of total revenue during the second quarter compared to 34% in the first quarter. While insurance contingency income was the main driver of the decrease, insurance income, excluding this annual income, was up over $300,000 or 11% compared to the first quarter. Trust and investment income also increased $394,000 or 17% from the first quarter. Non-interest income grew 4% compared to the second quarter of 2015, mostly from higher electronic banking income, which is primarily based upon debit card-related activity, and trust and investment income.

As Chuck said, non-interest income was up 8% in the first 6 months of 2016, partially due to NB&T acquisition, with growth in all categories except mortgage banking income. Customer debit card activity increased, resulting in higher electronic banking income, which was up 19%. Trust and investment income grew 12% partially due to the full year recognition of the NB&T acquisition and higher managed asset fees. Other non-interest income received some lift due to commercial loan swap fees, recoveries received on acquired loans that were fully charged off prior to acquisition, and increased bank-owned life insurance income from additional investments made during the second quarter of 2016.

We continually evaluate our overall balance sheet position. This quarter, we executed transactions to take advantage of the low interest rates, which included the following.

First, we restructured $20 million of borrowings that had a weighted average rate of around 3%, resulting in a $700,000 loss. We replaced these borrowings with a long-term FHLB advance, which has an interest rate around 2% and matures in 2026.

Second, we borrowed an additional $35 million of long-term FHLB advances, consisted of $20 million of non-amortizing and $15 million of amortizing advances. The non-amortizing advances, which have interest rates ranging from 1.08% to 1.40%, mature between 2019 and 2021. The amortizing advances have interest rates ranging from 1.25% to 1.38% and average lives of approximately 4 to 5 years.

Third, we also entered into three forward-starting interest rate swaps during the second quarter, with interest rates ranging from 1.49% to 1.56%, which become effective in 2018 and mature between 2023 and 2025. These swaps will in essence replace $30 million in borrowings that mature in 2018, and have interest rates ranging from 3.65% to 3.92%.

In addition to the funding activity, we sold approximately $30 million of investment securities during the quarter, resulting in gains of $767, 000. However, given current market conditions, the overall decline in the investment portfolio from year-end was only $13.5 million due to the higher market values on the remaining securities.

Lastly, we recently invested $35 million in bank-owned life insurance, which will benefit non-interest income going forward.

The investment portfolio decreased to 26% of total assets at June 30, 2016, compared to 27% at both March 31, 2016 and year-end. The investment securities yield improved to 2.73% from 2.71% in the linked quarter, but was down from 2.79% a year ago. Year-to-date, the yield was 2.72% compared to 2.80% in 2015.

During the second quarter, $12.9 million of brokered CDs, with interest rates ranging from 3.75% to 3.90% matured and an additional $5.3 million will mature by the end of 2016.

Period-end core deposits, which exclude $439.7 million of CDs, declined $20.5 million from the linked quarter. Most of the decrease was in consumer and non-interest bearing deposits, which declined $11.8 million, coupled with a $13.3 million decrease in governmental deposits, which was a normal seasonal fluctuation.

Compared to year-end, core deposits increased $40.1 million or 2%, with increases of $24.6 million in savings accounts and $24 million in governmental deposits, which were partially offset by a $19.5 million decline in consumer non-interest bearing deposits. Non-interest deposits were 28% of total deposits, flat with the linked quarter and year-end.

During 2016, we have grown our net core DDA accounts at an annualized rate of 2.9% compared to 2.4% for the full 12 months of 2015.

With respect to capital, our tangible equity to tangible asset ratio continued to improve and was 9.10% compared to 8.88% in the linked quarter and 8.73% in the second quarter of 2015. Our tangible book value per share increased 4% to $15.93 from $15.39 in the first quarter, and was up 10% from the $14.52 a year ago.

At June 30, 2016, our common equity tier-one capital ratio was 13.05% compared to 13.10% at March 31, 2016. Our tier-one capital ratio was 13.35% compared to 13.41% at March 31, 2016, while our risk-based capital ratio was 14.26% compared to 14.29% at March 31, 2016.

Although we did not repurchase common shares during the second quarter, we will continue to consider purchase opportunities as they arise through the remainder of the year.

I will now turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks, John. During the second quarter, we announced the promotion of Robyn Stevens, previously our Senior Vice President, Credit Administration, to Executive Vice President, Chief Credit Officer. Robyn has extensive experience in loan and credit administration and has been with the bank for 19 years. We believe that she will continue to ensure our high credit quality standards are met.

As it relates to our core conversion, we are currently in the process of mapping and testing the new system. Our associates will be attending training in the coming months to ensure a smooth transition and we have some very capable people leading the charge in-house.

We have also started to incur costs related to the conversion, which were only $90,000 in the second quarter. We believe we will record costs associated with the conversion of approximately $1.1 million through the remainder of 2016, spread evenly over the third and fourth quarters.

Looking forward:

We experienced modest loan growth during the second quarter. We anticipate that we will still be able to achieve point-to-point loan growth of 6% for the year. We are very focused on improving our loan quality as we continue to see signs of higher credit risk in the market. While we are optimistic we will be able to meet our target growth, we will not sacrifice credit quality to do so.

Two, we expect to generate positive operating leverage for full year of 2016.

Three, we expect fee-based income for the third and fourth quarters of 2016 to stay relatively flat compared to the second quarter of 2016.

Four, we believe that our adjusted efficiency ratio will remain in the 65% range as stated in prior guidance.

Five, although our net interest margin was higher for the quarter, we continue to expect that net interest margin will be in the low 3.50’s in 2016.

Six, we also believe net charge-offs will be in the low end of our 20 to 30 basis point historical rate for 2016.

We are happy to produce solid results for our shareholders for the first two quarters of 2016. We are determined on producing consistent and reliable results for our shareholders going forward.

This concludes our commentary, and we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for the Q&A session is John Rogers, Chief Financial Officer.

I will now turn the call back to the hands of our call facilitator. Thank you.

Questions and Answers

Operator: Thank you. We will now open the call for questions. (Operator Instructions). Scott Siefers, Sandler O'Neill and Partners.

Unidentified Analyst: It's actually Brendan from Scott's team. How are you?

Chuck Sulerzyski: Doing great, Brendan.

John Rogers: Good, Brendan.

Unidentified Analyst: I just wanted to start off with the indirect lending portfolio. Now it's roughly 10% of total loans and just over 20% of consumer loans. Could you guys offer some color on how you think about the size of this portfolio overall, and then any concentration limits you might have internally?

Chuck Sulerzyski: Sure, I'd be glad to. First off, I would just like to say that we continue to be enthusiastic about the business. We continue to see the quality of the book of business improve. In fact, the second quarter was our best quarter that we have in recorded history in terms of the average FICO score, which was 724 for the quarter.

In terms of capacity in the indirect business, we have quite a bit more capacity available in terms of our internal guidance. We would get uncomfortable -- I could see adding another $100 million, $150 million before we would get uncomfortable. We think that we can grow other asset classes to kind of balance this out, and obviously, there are several banks in the country, and several banks here in Ohio, like Huntington, that have close to double our percentage in indirect.

The other thing that I would point out to you is that the portfolio has some diversity in it in terms of people tend to think of indirect as a 100% auto. We continue to do more and more motorcycle and RV lending and that is becoming a more meaningful portion of the portfolio.

Unidentified Analyst: All right. That's definitely helpful. And then if I could slide one more in there -- just on credit overall, overall things remain pretty favorable, but we did notice a slight pickup in NPLs. So one, if you could offer some color as to the industry and geography of those NPL inflows; and then two, tie it together with your commentary that you're seeing continued competitive pressures in the markets that you operate in?

Chuck Sulerzyski: First off in terms of the portfolio, we feel very good about our portfolio, very good about the year-to-date charge-offs, very good about the trends and very optimistic on the upcoming changes in the portfolio in terms of criticized classified. I'd also point out that our energy portfolio shrank about $3 million for the quarter.

In terms of trends in competitive pressures, what I'd say is that you see some deterioration in terms of structure, some deterioration in terms of price.

In terms of examples, I'll point to hotels. In terms of the loan to value in hotels, the industry is usually in the 65% to 70%. We saw one hotel recently where we lost that; somebody went to 80% which we just wouldn't deem as prudent and I'd say that would be indicative. Obviously, hotels are a risky -- a more risky category and one which we have not been growing our portfolio, nor we do plan to grow our portfolio. But we just want to be rational in terms of going forward.

Unidentified Analyst: Thank you very much for taking my questions.

Operator: Michael Perito, KBW.

Michael Perito: A couple of quick clarification questions on some of the outlook stuff that you provided, Chuck. I guess first, just maybe starting with credit, piggy-backing on Brendan's question, but the charge-off outlook, you guys have had only 6 basis points year-to-date. Is that conservatism on your part, or there's situations that you foresee over the back half of the year here that that will drive charge-offs up as you look at your delinquencies and some of your credits and non-performer status?

Chuck Sulerzyski: No, I don't see anything that I know today that has me believing that that will pick up, but I would say 6 or 7 seven basis points of charge-offs. I take it every chance I could get, but I'd say that's not what any of us should expect to be normal over time.

Michael Perito: Right, okay. That makes sense. And then on the loan growth -- sorry, go ahead. I cut you off.

John Rogers: Yes, Mike, this is John. I think we are trying to be conservative. To think that we're going to have charge-offs in these 3 basis points or 6 basis points is not practicable that we could consistently repeat, that would not be appropriate so --

Michael Perito: Right, okay. And then on the loan growth, obviously, the indirect and C&I portfolio seemed to drive the majority of the growth seemingly the first half of the year. As you look to your guidance to achieve the 6% point-to-point over the back half of the year, that would imply somewhere in the 7% range per quarter. Obviously, I know it can move around, but do you expect the same drivers, or do you see other parts of the pipeline that are building and give you more confidence in other areas as well?

Chuck Sulerzyski: No, I think you'll see it little bit more balanced. I think that we are very optimistic about our commercial fundings in the third quarter. Obviously, we've got some insight into that at this point in late July. So I think that you'll see more balanced representation that will help us grow.

Michael Perito: Okay. And then maybe just one more high-level question, Chuck -- as we come towards the midpoint here of the year, it seems like the interest rate outlook is not great. You guys obviously have stabilized your returns here, generating capital internally. As you look past the next few months with the core conversion, assuming the rate environment is the same, where do you guys see your capital priorities stacking out as your TC continues to build here?

Chuck Sulerzyski: I think that when we get through the conversion, we'll continue to look at acquisitions selectively. We have a lot of capital right now. We want to deploy it effectively in the absence of acquisitions. You've got to look at buyback; you’ve got to look at dividends and so forth. John, I don't know if there's anymore color you want to add to that.

John Rogers: Yes, I think our appetite will continue to move up to [right] buyback shares with respect to the increase in our tangible, so that's appropriate. I think we'll continue to look at dividend increases over the course of time as our capital grows, etc. We can see ourselves still growing into the future. So some of that capital will definitely be used for organic growth as well. But as Chuck mentioned, as things stabilize and our credit continues to improve, we believe we think acquisitions could be on the horizon in the outer years like we discussed in the past. But given the conversion, we wouldn't anticipate any bank acquisition until the latter part of next year.

Michael Perito: So do you guys expect to buy back any shares with the tangible book value growth between now and the end of the year, or are you guys going to wait and then see if any M&A materializes early next year?

Chuck Sulerzyski: We have internal guidelines that we have in terms of share buyback with calibrating the price each quarter based on the valuation. So as to whether or not we will buy shares, it depends; a lot depends on what happens in the market. We're certainly open to buying shares at the right price.

Michael Perito: Okay. Thanks, guys. Appreciate it.

Operator: Kevin Fitzsimmons, Hovde Group.

Kevin Fitzsimmons: On loan growth, I know we've talked about indirect and we talked a little bit about C&I. Can you guys remind us, or give a little more color, about what's going on in commercial real estate as far as the decline we're seeing there? And how much of that is deliberate, how much of it is just maybe pricing competition getting a little too frothy for you? Can you just share some insights there? Thanks.

Chuck Sulerzyski: I think some of it is also a bit of a timing issue in terms of some projects that we've been involved with. We said deliberately the objective of growing the consumer business and growing the C&I business relative to CRE over the last 5 years. I think that in the second half of the year, you'll see CRE pick up, and when I talked about commercial being more of a factor in the second half. You'll see some CRE growth. So we are cautious.

In this space, we have -- I'm talking now over the last 5 years -- we have definitely up-tiered our book of business into relationships with more (higher) quality developers. And I'm optimistic that if we are moving closer to a recession, when that time comes, that the book will perform much better than it did in the 2008 to 2011 time period.

Kevin Fitzsimmons: Great. And if I could just ask one follow-up on the margin outlook. So I hear about going down to the 3.50%. So in terms of the different tailwinds and headwinds, is the way to think of it that you have this lower rate, tighter curve environment, but at the same time you expect there's going to be more pronounced loan growth coming in the back half of the year?

And maybe some of the funding moves that John outlined during the call, are those the main headwinds and tailwinds that sound like are going to take -- just grind the margin incrementally lower here in the back half of the year?

John Rogers: Yes, Kevin, I think you're right there. We had some of our Brokered CDs mature in the course of the quarter. We had a little bit of a carry-up using short-term overnight borrowings to do that and you can see that in June, we basically termed some of the stuff out. So we believe that will have a little bit of a negative and then the loan growth will have a little bit of a positive as we move forward. And like everyone else, we're still challenged on the investment securities reinvestment risk -- tough to find yield in the investment securities world.

Chuck Sulerzyski: The other thing that I'd add is we're grateful with 32% fee income and we're actively looking to grow that faster than the margin business and I think we can do that moving forward.

John Rogers: Yes, and you can also see that we down-sized the investment book a little bit and we've invested in BOLI as I said in my remarks. So some of that income would be showing up now in fee income versus the margin line.

Kevin Fitzsimmons: Got it. Okay. Thanks, guys.

Operator: Scott Deury, Boenning and Scattergood.

Scott Doherty: Most of my questions have been taken, but just a quick question on the deposits -- I understand that some of the run-off was seasonality in the government portfolio as well as the intentional run-off in the CDs. But looking at the non-interest accounts down over $60 million linked quarter, just wondering if you had any color there on what was driving that; and specifically, to the degree that you can, quantify how much of that was acquired customers?

Chuck Sulerzyski: A couple of different thoughts -- I think there is some seasonality in there. I think that we continue to grow our DDA accounts, as John indicated in the script, and I think that that will serve us well in the long term.

In terms of the account of attrition and account growth, at this point in time, the acquired offices are doing very comparable to the mature market. So somewhere between 12 and 18 months, we've been able to get the banks to perform, the acquired branches to perform, more like the core. Our non-interest-bearing DDA as a percent of total deposits was down a 0.1%, 27.6% from 27.7% in the previous quarter. I think that's reasonably respectable and more than 10 points higher than it was 5 years ago.

John Rogers: No, Chuck, I think you're right. I don't think we've seen anything major; nothing that big. We can look at each branch individually, and there's nothing major going on anywhere. So it's more of a seasonal item as I look back in the past as well.

Scott Deury: All right. Thank you. That's helpful. That's all I have.

Operator: (Operator Instructions). Daniel Cardenas, Raymond James.

Daniel Cardenas: Just a couple of questions -- maybe if you could give us a little bit of color in terms of the paydowns that we saw this quarter, if they were coming from any particular market and if they were rather sizable or fairly granular?

Chuck Sulerzyski: I don't think that there was anything unusual in terms of the paydown activity in terms of what we have. I'm being handed information to make me more intelligent. I would just say it's a lot of -- it looks like it's 12 to 15 loans in different sizes, most of them pretty small. The largest being related to a -- the largest which is responsible for about a third of it is related to a local Port Authority decrease on a construction loan; but again, just more typical of what you'd see in a portfolio, many small pieces.

Daniel Cardenas: All right. And any deposit relationships walk out the door with those loans?

Chuck Sulerzyski: Not of any significance that I know of nor the folks in the room, so no.
John Rogers: No, the commercial real estates are good customers. They just go up and down with their loan facilities, but they generally keep their deposits as they're here.

Daniel Cardenas: And then as we look at the loan growth, how does your commercial pipeline compares to, say, a quarter ago?

Chuck Sulerzyski: I'll give you two answers. In terms of the fundings that we'll have this quarter versus last quarter, it'll be much higher. In terms of the regular pipeline, it's pretty much even with where it was and it's at a pretty high amount. We're happy with the pipeline and we just got to get the stuff closed and funded.

Daniel Cardenas: So you were at about $240 million, $250 million last quarter, is that correct? That's kind of where the pipeline looks on the commercial side right now?

Chuck Sulerzyski: It's a little higher than that.

Daniel Cardenas: Okay. And then thoughts maybe on additional branch rationalizations -- are you just now beginning to look at various branches or are you pretty deep in the weeds? And can we expect a few more closings here before year-end?

Chuck Sulerzyski: I will say that over time, we've closed branches. If you go back to 2012 -- 2011, 2012, 2013, we closed about 14% of our branches at that point in time. We continue to evaluate it. There's no doubt that there will be more branch closings than what we have announced. Some of it depends on the real estate, the leases, the ownership situation. So I'd agree with you that there will be more closings. As to seeing more between now and year-end, I'd be doubtful if we'll close anything more.

John Rogers: Yes, and then I think we're trying to be cautious when we close them. Given our conversion, we want to make sure customers are settled with respect to that and not confuse people with branch closings and conversion. So we're trying to be cognizant of that and be careful as we execute through there and we'll continue to evaluate it. We've been looking at some and we'll continue to look at more into the future.

Daniel Cardenas: Okay, great. I'll step back for now. Thanks, guys.

Operator: We have a follow-up question from Scott Siefers of Sandler O'Neill and Partners.

Unidentified Analyst: Brendan again. I just wanted to ask a follow-up question on your thoughts on M&A. Definitely hear your message loud and clear that you guys won't be looking at bank deals until the latter part of 2017, given the conversion. Just wanted to see if one, you guys still have a stronger appetite for fee-based acquisitions; and then two, could a fee-based acquisition happen before you guys step back into the bank M&A space?

Chuck Sulerzyski: Yes and yes. I would like to see us do fee-based acquisitions. I'd hope that we're announcing a fee-based acquisition, small insurance, small investment deal before we get back into the bank M&A space.

Unidentified Analyst: Perfect. Thank you.

Operator: At this point, there are no further questions. Sir, do you have any closing remarks?
Chuck Sulerzyski: Yes. I want to thank everyone for participating. Please remember that our earnings release and a webcast of this call will be archived on PeoplesBancorp.com under the Investor Relations section. Thanks for your time and have a good day.

Operator: Thank you for attending today's presentation. You may now disconnect your lines.